Exhibit 11.1

KPMG LLP

Suite 1400

2323 Ross Avenue

Dallas, TX 75201-2721

Independent Accountants’ Consent

The Member
Hall Structured Finance II, LLC:

We agree to the inclusion of our report dated April 29, 2020, in Form 1-K.

Dallas, Texas

April 29, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.